Exhibit 99.1

Contact: Robert M. Snell,
Vice President, Chief Financial
Officer and Secretary
(713) 759-1770

Spinnaker Exploration Company Reports 88% Increase in Third Quarter Earnings on Revenues of $63.2 million and Production of 11.3 Bcfe

HOUSTON, Oct. 28 /PRNewswire–FirstCall/ — Spinnaker Exploration Company (NYSE: SKE) today reported third quarter 2004 earnings of $9.1 million, or $0.26 per diluted share, an increase of 88%, compared to third quarter 2003 earnings of $4.8 million, or $0.14 per diluted share, on revenues of $50.1 million. Net income increased 34% to $40.4 million, or $1.16 per diluted share, in the first nine months of 2004 compared to net income of $30.1 million, or $0.89 per diluted share, in the first nine months of 2003.

Production

Production was 11.3 billion cubic feet of gas equivalent (“Bcfe”) in the third quarter of 2004 compared to 11.5 Bcfe in third quarter of 2003. Production in the third quarter of 2004 included approximately 9.1 billion cubic feet of gas (“Bcf”) and 365,000 barrels of oil (“BO”) compared to 9.4 Bcf and 351,000 BO in the third quarter of 2003. Production decreased 3% from the third quarter of 2003 and 17% from the second quarter of 2004 due primarily to weather-related shut-ins as previously announced in our release of October 22, 2004, and normal production declines. The Company’s net current producing capacity is approximately 110 million cubic feet of gas equivalent (“MMcfe”) per day.

Revenues

Revenues increased 26% in the third quarter of 2004 to $63.2 million compared to $50.1 million in the third quarter of 2003. The increase in revenues was primarily due to higher realized natural gas and oil prices (after the effects of hedging activities), partially offset by lower production in the third quarter of 2004 compared to the third quarter of 2003. Revenues increased 14% to $202.8 million in the first nine months of 2004 compared to $177.7 million in the first nine months of 2003. The increase in revenues was due to higher realized natural gas and oil prices, partially offset by lower production in the first nine months of 2004 compared to the same period of 2003.

The average natural gas price increased approximately 27% and the average oil price increased approximately 38% in the third quarter of 2004 compared to the third quarter of 2003. The average natural gas price increased approximately 22% and the average oil price increased approximately 21% in the first nine months of 2004 compared to the same period in 2003. The average sales prices per unit were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Natural gas revenues from production (per Mcf)	$5.60	$4.87	$5.79	$5.71
Effects of hedging activities (per Mcf)	(0.28)	(0.68)	(0.15)	(1.07)

Average realized price (per Mcf)	$5.32	$4.19	$5.64	$4.64

Oil and condensate revenues from production (per Bbl)	$41.10	$29.50	$37.42	$30.91
Effects of hedging activities (per Bbl)	(0.25)	—	(0.07)	—

Average realized price (per Bbl)	$40.85	$29.50	$37.35	$30.91

Total revenues from production (per Mcfe)	$5.85	$4.88	$5.89	$5.61
Effects of hedging activities (per Mcfe)	(0.24)	(0.56)	(0.12)	(0.89)

Total average realized price (per Mcfe)	$5.61	$4.32	$5.77	$4.72

Cash from Operations

Cash from operations in the third quarter of 2004 increased 34% to $52.1 million compared to $38.8 million in the third quarter of 2003. Cash from operations in the first nine months of 2004 increased 16% to $172.7 million compared to $149.4 million in the first nine months of 2003. Cash from operations is a non-GAAP financial measure and is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of cash from operations to net cash provided by operating activities is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$56,299	$36,367	$158,776	$166,507
Changes in operating assets and liabilities	(4,184)	2,479	13,954	(17,103)

Cash from operations	$52,115	$38,846	$172,730	$149,404

Expenses

Lease operating expenses (LOE), inclusive of severance taxes and workover expense, were $0.59 per thousand cubic feet of gas equivalent (“Mcfe”) in the third quarter of 2004 compared to $0.63 per Mcfe in the third quarter of 2003 and $0.48 per Mcfe in the second quarter of 2004.

The depreciation, depletion and amortization (“DD&A”) rate was $3.17 per Mcfe in the third quarter of 2004 compared to $2.63 per Mcfe in the third quarter of 2003 and $2.97 per Mcfe in the second quarter of 2004. The DD&A rate increased 7% from the second quarter of 2004 to the third quarter of 2004 primarily due to a net downward revision of oil and gas reserves of 11.2 Bcfe, or 3.5% of oil and gas reserves as of the beginning of the quarter, and costs associated with unsuccessful drilling activities during the third quarter of 2004. The net downward reserve revision primarily resulted from unsuccessful sidetrack operations at a High Island 202 well in the related Rob L-3 and Rob L-5 sands.

General and administrative expenses increased approximately $0.3 million in the third quarter of 2004 compared to the third quarter of 2003. General and administrative expenses increased approximately $2.0 million in the first nine months of 2004 compared to same period of 2003 primarily due to higher employment-related expenses and business interruption loss insurance expense of $0.7 million for the period prior to first production at Green Canyon 338/339/382 (“Front Runner”).

Income tax and cash tax (actual cash paid for taxes) rates in the third quarter of 2004 were 40% and 0%, respectively, and 37% and 0%, respectively, in the first nine months of 2004. The increase in the effective tax rate relates to a provision for additional deferred state income taxes. Income tax and cash tax rates in the third quarter and first nine months of 2003 were 36% and 0%, respectively.

Property Activity

Third quarter 2004 additions to property and equipment were $60.6 million and included lease acquisition and related costs of $3.0 million, exploration costs of $48.3 million and development costs of $8.8 million. Additions to property and equipment in the first nine months of 2004 were $203.6 million, including lease acquisition and related costs of $13.0 million, exploration costs of $116.8 million and development costs of $72.2 million. Dry hole costs, including associated leasehold costs, were approximately $26.7 million and $58.7 million in the third quarter and first nine months of 2004, respectively.

Exploration

Since July 29, 2004, Spinnaker has participated in three successful wells in seven attempts. A summary of successful wells follows:

Well	Working Interest (WI)	Net Revenue Interest (NRI)	Operator
Front Runner Northwest (GC 338 #9)	25%	22%*	Murphy
High Island 206 #B-2	34%	25%	Spinnaker
Ship Shoal 72 #31	20%	16%	PetroQuest

*	The lease stipulates that the block is eligible for royalty suspension on the first 87.5 million BO equivalent (MMBOE), subject to prevailing oil and gas prices as compared to MMS price thresholds. The estimated threshold prices for 2004 are $33.91 per BO and $4.24 per MMBtu. If eligible for royalty suspension, Spinnaker’s NRI in the Front Runner field would be 25%.

Spinnaker has participated in 100 successful wells in 169 attempts since inception (59% gross/60% net).

Current Operations

The Company is currently involved in eight rig operations. Five of the operations are located on the shelf and three are located in deep water. Two of the operations are operated by Spinnaker. Five of the operations are exploratory and three are in completion mode.

Various activities are ongoing in several field areas in which the Company owns interests. The following summary information updates the Company’s progress on many of these projects:

Eastern Gulf of Mexico

Spiderman/Amazon Development (DeSoto Canyon 620/621)

The Spiderman/Amazon development plan is progressing. It is likely that the field will be developed via subsea tieback to a Floating Production Facility (“FPF”) located in southern Mississippi Canyon. Project sanction is imminent. The Company anticipates first production during 2007.

Spinnaker owns an 18% WI and 16% NRI (or 18% NRI if eligible for royalty suspension) in the Spiderman/Amazon field.

San Jacinto Development (DeSoto Canyon 618/619)

The San Jacinto development plan is nearing completion. It will most likely be jointly developed with Spiderman/Amazon via subsea tieback to the FPF located in southern Mississippi Canyon. An additional exploratory/delineation well is currently drilling. A third well could be drilled prior to installation of the FPF.

Spinnaker owns a 27% WI and 23% NRI (or 27% NRI if eligible for royalty suspension) in the San Jacinto discovery.

High Island 206 #B-2 Discovery

The HI 206 #B-2 well found a productive Rob L interval. Production casing was run and the well is currently being completed. The well was drilled from Spinnaker’s HI 206 platform. First production is scheduled for fourth quarter 2004. The field is located in 54 feet of water, approximately 34 miles southeast of Galveston, Texas.

Spinnaker operates the HI 206 field and owns a 34% WI and 25% NRI in the HI 206 field.

Front Runner/Front Runner South/Quatrain Field Development (Green Canyon 338/339/382)

The Front Runner spar is complete. The completion rig was mobilized in early August. The first top-tensioned production riser has been installed and the first of eight wells is being completed after a delay due to Hurricane Ivan. First production is scheduled for late November.

Additionally, an exploratory test at the Front Runner Northwest prospect (GC 338 #9) was successful and will be produced via a subsea tieback to the Front Runner spar. At least one other exploratory well will be drilled in the Front Runner/Quatrain Field area during 2005.

Spinnaker owns a 25% WI and 22% NRI (or 25% NRI if eligible for royalty suspension) in the Front Runner project.

Thunder Hawk Discovery (Mississippi Canyon 734 #1 ST1)

The MC 734 #1 ST1 discovery well has been temporarily abandoned. An additional well to explore deeper sediments and to further delineate the field will likely commence in the fourth quarter of 2004. The prospect is located approximately 150 miles southeast of New Orleans in a water depth of 5,724 feet. Several development options are currently under consideration.

Spinnaker owns a 25% WI and 22% NRI (or 25% NRI if eligible for royalty suspension) in the Thunder Hawk discovery.

Shiraz Discovery (Ship Shoal 72 #31)

Spinnaker and its partners drilled an oil discovery at SS 72. The SS 72 #31 well was drilled from PetroQuest’s SS 72 production platform to total measured depth of 11,210 feet, encountering two high quality productive intervals. The well was cased and the drilling rig was released. A completion rig will be mobilized in the next few weeks to complete the well. Other prospective fault blocks exist on the block and are being evaluated for drilling. First production from the discovery well is expected in the fourth quarter of 2004.

Spinnaker owns a 20% WI and 16% NRI in the SS 72 #31 well.

Minuteman Discovery (Eugene Island 213 #1)

The EI 213 #1 well was sidetracked successfully and encountered high quality hydrocarbon pay in the objective interval. Production casing was run in the well. A caisson has been over-driven and the drilling rig demobilized. A completion rig will be mobilized in early November to complete the well. A flow line is currently being laid to a nearby production facility. First production is anticipated in the late fourth quarter of 2004.

Spinnaker operates the Minuteman discovery and owns a 33% WI and 28% NRI in the field.

Guidance

	Actual Q3 2004	Guidance Q4 2004	Guidance Year 2004
Income Statement Parameters:
Avg Daily Production (MMcfe/day)	122	111	123
% Gas	81%	75%	77%

Avg Daily Hedged Gas Volumes (Bbtus/day) – Swaps	30.0	8.4	27.1
Avg Price – Swaps	$5.13	$4.92	$5.50

Avg Daily Hedged Gas Volumes (Bbtus/day) – Collars	20.0	18.4	19.6
Avg Ceiling Price - Collars	$5.48	$6.56	$6.03
Avg Floor Price - Collars	$4.38	$4.73	$4.68

Avg Daily Hedged Oil Volumes (MBbls/day) – Swaps	0.3	1.0	0.3
Avg Price – Swaps	$42.86	$42.86	$42.86

Avg Daily Hedged Oil Volumes (MBbls/day) – Collars	—	1.0	0.3
Avg Ceiling Price - Collars	$—	$50.25	$50.25
Avg Floor Price - Collars	$—	$40.00	$40.00

Avg LOE, Workover & Severance Taxes / Mcfe	$0.59	$0.64	$0.54
Avg DD&A / Mcfe	$3.17	$3.20	$3.04

G&A (in millions)	$4.2	$4.0	$16.0
Interest Expense, Net (in millions)	$0.4	$0.6	$1.5
Capitalized Interest (in millions)	$0.8	$0.9	$2.8
Accretion Expense (in millions)	$0.9	$0.8	$3.0

Avg Cash Income Tax Rate	0%	1%	1%
Avg Accrual Income Tax Rate	40%	37%	37%

Weighted Average Shares Outstanding – Diluted (in millions)	34.9	35.0	34.8

Spending Parameters:
Shelf Wells Drilled:
Gross Wells	2	9	17
Net Wells	1.0	4.1	7.8

Deepwater Wells Drilled:
Gross Wells	4	3	12
Net Wells	0.9	0.6	2.7

Total Wells Drilled:
Gross Wells	6	12	29
Net Wells	1.9	4.7	10.5

Capital Expenditures (in millions):	$61	$71	$275
Exploration	$52	$50	$181
Development	$9	$21	$94

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico. To learn more about Spinnaker, the Company’s web site may be accessed at www.spinnakerexploration.com.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SPINNAKER EXPLORATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES	$63,191	$50,138	$202,806	$177,740
EXPENSES:
Lease operating expenses	6,627	7,322	17,870	18,023
Depreciation, depletion and amortization – oil and gas properties	35,715	30,399	105,119	94,476
Depreciation and amortization – other	344	333	1,040	966
Accretion expense	910	529	2,164	1,593
Gain on settlement of asset retirement obligations	(50)	(90)	(176)	(261)
General and administrative	4,226	3,925	11,951	9,965

Total expenses	47,772	42,418	137,968	124,762

INCOME FROM OPERATIONS	15,419	7,720	64,838	52,978

OTHER INCOME (EXPENSE):
Interest income	58	49	126	176
Interest expense, net	(395)	(234)	(910)	(536)

Total other income (expense)	(337)	(185)	(784)	(360)

INCOME BEFORE INCOME TAXES	15,082	7,535	64,054	52,618
Income tax expense	6,005	2,713	23,635	18,943

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	9,077	4,822	40,419	33,675
Cumulative effect of change in accounting principle	—	—	—	(3,527)

NET INCOME	$9,077	$4,822	$40,419	$30,148

BASIC INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.27	$0.15	$1.20	$1.02
Cumulative effect of change in accounting principle	—	—	—	(0.11)

NET INCOME PER COMMON SHARE	$0.27	$0.15	$1.20	$0.91

DILUTED INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.26	$0.14	$1.16	$0.99
Cumulative effect of change in accounting principle	—	—	—	(0.10)

NET INCOME PER COMMON SHARE	$0.26	$0.14	$1.16	$0.89

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	33,896	33,226	33,721	33,208

Diluted	34,922	33,865	34,780	33,806

SPINNAKER EXPLORATION COMPANY

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2004
	2004	2003	2004	2003
Production:
Natural gas (MMcf)	9,060	9,438	27,481	31,229	10,118
Oil and condensate (MBbls)	365	351	1,279	1,046	582
Total (MMcfe)	11,251	11,543	35,157	37,506	13,611

Average daily production:
Natural gas (MMcf)	98	103	100	114	111
Oil and condensate (MBbls)	4.0	3.8	4.7	3.8	6.4
Total (MMcfe)	122	125	128	137	150

Revenues:
Natural gas	$50,756	$45,967	$159,135	$178,161	$62,157
Oil and condensate	15,009	10,355	47,867	32,339	21,311
Net hedging income (loss)	(2,607)	(6,432)	(4,153)	(33,342)	(3,285)
Other	33	248	(43)	582	(359)

Total	$63,191	$50,138	$202,806	$177,740	$79,824

Expenses (per Mcfe):
Lease operating expenses	$0.59	$0.63	$0.51	$0.48	$0.48
Depreciation, depletion and amortization – natural gas and oil properties	$3.17	$2.63	$2.99	$2.52	$2.97

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of September 30, 2004	As of December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$16,205	$15,315
Accounts receivable	47,856	30,067
Hedging assets	—	203
Other	9,617	4,193

Total current assets	73,678	49,778

Property and equipment	1,547,567	1,343,966
Less – Accumulated depreciation, depletion and amortization	(512,339)	(404,298)

Total property and equipment	1,035,228	939,668

Other assets	709	1,136

Total assets	$1,109,615	$990,582

Liabilities and Equity
Current liabilities:
Accounts payable	$20,348	$18,723
Accrued liabilities and other	42,519	60,874
Hedging liabilities	7,084	2,903
Asset retirement obligations, current portion	7,382	446

Total current liabilities	77,333	82,946

Long-term debt	105,000	50,000
Asset retirement obligations	31,348	32,548
Deferred income taxes	100,910	81,027
Hedging liabilities	519	—

Equity	794,505	744,061

Total liabilities and equity	$1,109,615	$990,582

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$40,419	$30,148
Effects of non-cash operating activities	132,311	119,256
Change in operating assets and liabilities	(13,954)	17,103

Net cash provided by operating activities	158,776	166,507

Cash flows from investing activities:
Oil and gas properties	(220,263)	(205,906)
Proceeds from the sale of oil and gas property and equipment	—	1,148
Purchases of other property and equipment	(1,590)	(2,089)

Net cash used in investing activities	(221,853)	(206,847)

Cash flows from financing activities:
Proceeds from borrowings	55,000	18,000
Debt issue costs	(101)	—
Proceeds from exercise of stock options	9,068	442

Net cash provided by financing activities	63,967	18,442

Net increase (decrease) in cash and cash equivalents	890	(21,898)
Cash and cash equivalents, beginning of year	15,315	32,543

Cash and cash equivalents, end of period	$16,205	$10,645